UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2007
EvergreenBancorp, Inc.
(Exact name of registrant as specified in its charter)
WASHINGTON
(State or other jurisdiction of incorporation)

000-32915	91-2097262

(Commission File Number)	IRS Employer Identification No.
301 Eastlake Avenue East
Seattle, WA 98109
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: 206-628-4250
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-(c))

EXPLANATORY NOTE
     On April 18, 2007, EvergreenBancorp, Inc.(“Company”) filed a Current Report on Form 8-K (the “Original Report”) to report the completion of the sale of $5 million in capital securities representing preferred beneficial interests in EvergreenBancorp Statutory Trust III, a Delaware unconsolidated special purpose business trust formed by the Company for the purpose of facilitating the offering.
     The Original Report inadvertently indicated that net proceeds from the offering had been downstreamed to the Company’s wholly-owned subsidiary, EvergreenBank, for further branch expansion, loan growth, and general corporate purposes. In fact, net proceeds to the Company will be used by the Company to call certain trust preferred securities issued in May 2002. The Company intends to call $5 million of junior subordinated debentures and concurrently redeem related trust preferred securities issued to the public.
Item 8.01 — Other Events
     On April 13, 2007, EvergreenBancorp, Inc. a Washington corporation (“Company”), announced the completion of the sale of $5 million in capital securities representing preferred beneficial interests in EvergreenBancorp Statutory Trust III, a Delaware unconsolidated special purpose business trust (the “Trust”) formed by the Company for the purpose of facilitating the offering.
     The Trust preferred securities, which are due June 15, 2037, have a floating rate of interest that is reset quarterly, equal to 3-month LIBOR, plus 1.65%.
     Net proceeds from the trust preferred issuance will be used by the Company to call certain trust preferred securities issued in May 2002. The Company intends to call $5 million of junior subordinated debentures and concurrently redeem related trust preferred securities issued to the public.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 19, 2007

EVERGREENBANCORP, INC.
By:	/s/ Gordon Browning
Gordon Browning
Executive Vice President and Chief Financial Officer

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